Exhibit 99.1

FOR RELEASE:	November 3, 2015

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

THIRD QUARTER 2015 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, today reported net income of $1.4 million for the quarter ended September 30, 2015, and basic and diluted earnings per share of $0.12, compared to net income of $194,000 and basic and diluted earnings per share of $0.02 for the third quarter of 2014.

Total assets, deposits, and total loans for the Company as of September 30, 2015, were $786.5 million, $619.9 million, and $598.0 million, respectively, compared to total assets of $785.0 million, total deposits of $644.1 million, and total loans of $546.5 million as of the same date in 2014.

Commenting on third quarter 2015 results, William L. Hedgepeth II, President and CEO stated, “Our results for the third quarter were impacted by one-time expenses related to our acquisition of new branch offices in Morehead City and Leland, N.C., the combining of our Burlington and Gibsonville, N.C. offices, and the closing of our Ramsey Street Office in Fayetteville, N.C. While the costs associated with these initiatives decreased the Company’s non-interest income for the quarter by approximately $412 thousand, we believe our branch network, and our Company, will be better positioned to enhance efficiency and customer convenience going forward. Our previously announced acquisition of two new branches, one in Morehead City and the other in Leland near Wilmington, has received all required regulatory approvals and is scheduled to close during December. We are also pleased that the Company was able to report net income of approximately $1.4 million for the quarter, even after incurring the expense associated with these long-term investments in our franchise.”

For the nine months ended September 30, 2015, the Company recorded after-tax net income of $4.9 million compared to $1.8 million for the nine months ended September 30, 2014. Year to date basic and diluted earnings per share of $0.43 compared to $0.13 per share for the nine months ended September 30, 2014. Year to date return on average assets through September 30, 2015 is 0.87% (annualized) and year to date return on average equity is 6.50% (annualized), compared to 0.20% and 1.74%, respectively, for the nine months ended September 30, 2014.

Non-performing loans decreased to $10.9 million at September 30, 2015 from $11.9 million at December 31, 2014. Non-performing loans equaled 1.82% of loans at September 30, 2015, decreasing from 2.15% of loans at December 31, 2014. Foreclosed real estate equaled $1.6 million at December 31, 2014 and decreased to $1.0 million at September 30, 2015. For the quarter, recoveries were $107,000 or -0.02% of average loans, compared to a recovery of $139,000 or -0.10% of average loans in the fourth quarter of 2014. At September 30, 2015, the allowance for loan losses was $7.0 million or 1.18% of total loans, as compared to $6.8 million or 1.24% of total loans at December 31, 2014.

Mr. Hedgepeth concluded, "We are pleased with the Company’s year to date results of operations and continued asset quality and we look forward to bringing our “common sense banking” to Morehead City and Leland before year end. We continue to believe that Select is well positioned for the remainder of 2015 and beyond."

 Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Lillington, Lumberton, Raleigh and Washington.

The information as of and for the quarter ended September 30, 2015, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2012
Summary of Operations:
Total interest income	$8,412	$8,262	$8,242	$7,988	$7,541	$26,104	$22,903	$25,132
Total interest expense	878	835	939	1,141	1,169	4,519	5,258	6,632
Net interest income	7,534	7,427	7,303	6,847	6,372	21,585	17,645	18,500
Provision for (recovery of) loan losses	393	(139)	130	177	105	(194)	(325)	(2,597)
Net interest income after provision	7,141	7,566	7,173	6,670	6,267	21,779	17,970	21,097
Noninterest income	572	941	863	836	650	2,675	2,629	3,598
Merger/Acquisition related expenses	103	35	-	217	1,325	1,941	-	-
Noninterest expense	5,467	5,518	5,370	5,345	5,168	18,719	15,855	17,236
Income before income taxes	2,143	2,954	2,666	1,944	424	3,794	4,744	7,459
Provision for income taxes	792	1,133	923	666	230	1,437	1,803	2,822
Net Income	1,351	1,821	1,743	1,278	194	2,357	2,941	4,637
Dividends on Preferred Stock	19	19	19	19	19	38	-	-
Net income available to common shareholders	$1,332	$1,802	$1,724	$1,259	$175	$2,319	$2,941	$4,637
Share and Per Share Data:
Earnings per share - basic	$0.12	$0.16	$0.15	$0.11	$0.02	$0.26	$0.43	$0.67
Earnings per share - diluted	$0.12	$0.16	$0.15	$0.11	$0.02	$0.26	$0.43	$0.67
Book value per share	$8.28	$8.17	$8.07	$7.91	$7.61	$8.59	$8.09	$7.84
Tangible book value per share	$7.58	$7.45	$7.33	$7.16	$7.01	$7.83	$8.07	$7.79
Ending shares outstanding	11,577,111	11,499,398	11,458,561	11,377,980	11,349,368	11,377,980	6,921,352	6,913,636
Weighted average shares outstanding:
Basic	11,521,043	11,481,137	11,426,378	11,375,803	10,195,846	8,870,114	6,918,814	6,898,147
Diluted	11,582,724	11,548,878	11,510,147	11,475,865	10,312,085	8,974,384	6,919,760	6,898,377
Selected Performance Ratios:
Return on average assets(2)	0.69%	0.98%	0.94%	0.65%	0.10%	0.37%	0.53%	0.81%
Return on average equity(2)	5.21%	7.22%	7.11%	5.23%	0.82%	3.12%	5.28%	8.79%
Net interest margin	4.34%	4.46%	4.30%	3.87%	3.99%	3.88%	3.46%	3.57%
Efficiency ratio (1)	67.44%	65.94%	65.76%	69.57%	73.60%	77.16%	78.20%	78.00%
Period End Balance Sheet Data:
Loans, net of unearned income	$597,969	$573,729	$558,923	$552,038	$546,475	$552,038	$346,500	$367,891
Total Earning Assets	711,622	665,028	663,017	698,266	710,005	698,266	483,054	543,674
Goodwill	6,931	6,931	6,931	6,931	6,931	6,931	-	-
Core Deposit Intangible	1,196	1,320	1,470	1,625	1,786	1,625	182	298
Total Assets	786,495	742,443	748,371	766,121	784,983	766,121	525,646	585,453
Deposits	619,935	579,609	600,520	618,902	644,093	618,902	448,458	498,559
Short term debt	30,722	32,884	18,943	20,733	18,077	20,733	6,305	17,848
Long term debt	28,846	24,914	25,282	25,591	26,049	25,591	12,372	12,372
Shareholders' equity	103,545	101,552	100,076	97,685	93,995	97,685	56,004	54,179
Selected Average Balances:
Gross Loans	$585,541	$569,785	$557,177	$546,626	$489,563	$430,571	$354,871	$391,648
Total Earning Assets	689,166	669,586	672,655	702,818	632,922	565,264	511,597	532,193
Core Deposit Intangible	1,251	1,389	1,546	1,714	1,496	884	237	389
Total Assets	771,913	744,118	748,047	776,839	709,480	631,905	555,354	574,616
Deposits	607,722	588,328	600,601	632,633	582,825	523,954	470,526	481,387
Short term debt	35,012	28,212	19,298	19,790	14,652	9,957	13,879	17,848
Long term debt	22,631	22,895	25,444	25,818	22,343	20,494	12,372	12,372
Shareholders' equity	102,879	101,216	99,376	97,030	84,744	74,365	55,701	52,769
Asset Quality Ratios:
Nonperforming loans	$10,899	$11,702	$13,473	$11,876	$12,375	$11,876	$15,856	$12,030
Other real estate owned	1,007	1,030	1,187	1,585	1,687	1,585	2,008	2,833
Allowance for loan losses	7,032	6,842	6,919	6,844	6,529	6,844	7,054	7,897
Nonperforming loans (3) to period-end loans	1.82%	2.04%	2.41%	2.15%	2.26%	2.15%	4.58%	3.27%
Allowance for loan losses to period-end loans	1.18%	1.19%	1.24%	1.24%	1.19%	1.24%	2.04%	2.15%
Delinquency Ratio (4)	0.36%	0.32%	0.23%	0.91%	0.36%	0.91%	0.25%	0.32%
Net loan charge-offs (recoveries) to average loans	0.14%	-0.01%	0.04%	-0.10%	0.02%	-0.03%	0.15%	-0.12%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.